Exhibit 99

Eaton Reports Second Quarter Net Income and Operating Earnings Per Share of $1.15, Up 7 Percent Over Second Quarter of 2016 and at High End of Guidance Range

Affirms Midpoint of 2017 Earnings Guidance

DUBLIN--(BUSINESS WIRE)--August 1, 2017--Power management company Eaton Corporation plc (NYSE:ETN) today announced that net income and operating earnings per share were $1.15 for the second quarter of 2017. Net income per share in the second quarter of 2017 was up 7 percent over the second quarter of 2016. Operating earnings per share, which exclude $1 million of acquisition integration charges in the second quarters of both 2017 and 2016, were also up 7 percent over the second quarter of 2016.

Sales in the second quarter of 2017 were $5.1 billion, up 1 percent over the same period in 2016. The sales increase consisted of 2 percent growth in organic sales partially offset by a 1 percent decline from negative currency translation.

Craig Arnold, Eaton chairman and chief executive officer, said, “Our second quarter net income and operating earnings per share were at the high end of our guidance range. Coming into the quarter, we had expected organic sales would be up between 1 and 2 percent and negative currency translation would be 1.5 percent. Our organic sales grew 2 percent, the high end of our guidance range, and negative currency impacted sales 1 percent, less than we had expected. Organic growth of 2 percent was the same growth rate we experienced in the first quarter of 2017.

“Segment margins in the second quarter were 15.6 percent,” said Arnold. “Excluding restructuring costs of $27 million incurred in the segments in the quarter, segment margins were 16.2 percent. This represents a step up of 1.4 percentage points over the first quarter of 2017.

“Operating cash flow in the second quarter was $574 million,” said Arnold. “We continued to return substantial cash to our shareholders, repurchasing $210 million of our shares in the quarter, making our first half repurchases a total of $465 million.

“For full year 2017, we are narrowing our guidance range by 5 cents at the top and bottom of the range. As a result, we now expect net income and operating earnings per share to be between $4.50 and $4.70. This represents a 9 percent increase at the midpoint of our guidance over 2016,” said Arnold. “We anticipate net income and operating earnings per share for the third quarter of 2017 to be between $1.20 and $1.30.”

Business Segment Results

Sales for the Electrical Products segment were $1.8 billion, up 1 percent over the second quarter of 2016. Organic sales were up 2 percent partially offset by negative currency translation of 1 percent. Operating profits, excluding acquisition integration charges of $1 million during the quarter, were $315 million, down 2 percent from the second quarter of 2016.

“Operating margins in the second quarter were 17.5 percent, and excluding restructuring costs of $11 million, 18.1 percent,” said Arnold. “Margins increased 0.5 percentage point over the first quarter of 2017, excluding restructuring costs in both quarters.

“Orders in the second quarter were up 3 percent over the second quarter of 2016, driven by growth in the Americas and APAC, while EMEA was flat,” said Arnold. “We saw particular strength in the Americas in industrial controls.”

Sales for the Electrical Systems and Services segment were $1.4 billion, down 1 percent from the second quarter of 2016. Organic sales were flat and currency translation was negative 1 percent. Segment operating profits were $194 million, up 9 percent over the second quarter of 2016.

“Operating margins were 13.7 percent, and excluding restructuring costs of $5 million, 14.1 percent,” said Arnold. “The 2.3 percentage point increase in margins over the first quarter of 2017, excluding restructuring costs in both quarters, was due to a more favorable mix of projects and higher recovery of material cost increases.

“Orders in the second quarter were down 2 percent from the second quarter of 2016, due to declines in EMEA and APAC,” said Arnold. “The decline in EMEA was principally due to lower large project orders from the Middle East, while the decline in APAC reflects the impact of an unusually large utility order in the second quarter of 2016.”

Hydraulics segment sales were $633 million, up 7 percent over the second quarter of 2016. Organic sales were up 9 percent partially offset by negative currency translation of 2 percent. Operating profits in the second quarter were $74 million, an increase of 25 percent over the second quarter of 2016, with the increase driven by higher organic revenues and lower restructuring costs.

“Operating margins in the quarter were 11.7 percent, and excluding restructuring costs of $8 million, 13.0 percent,” said Arnold. “The 1.2 percentage point increase in margins over the first quarter of 2017, excluding restructuring costs in both quarters, was due to incremental sales and the benefits from our restructuring program.

“Hydraulics orders in the second quarter of 2017 were up 32 percent over the second quarter of 2016, with solid growth in all geographic regions,” said Arnold. “We continued to see order strength from both OEMs and distributors.”

Aerospace segment sales were $437 million, down 2 percent from the second quarter of 2016, entirely driven by negative currency translation. Operating profits in the second quarter were $81 million, down 2 percent from the second quarter of 2016.

“Operating margins in the quarter were 18.5 percent,” said Arnold. “Orders in the quarter were up 12 percent compared to the second quarter of 2016. We saw strength across all our major end markets, with the exception of military rotorcraft.”

The Vehicle segment posted sales of $846 million, up 2 percent over the second quarter of 2016. Organic sales were up 1 percent and currency translation was up 1 percent. Operating profits in the second quarter were $139 million, up 1 percent over the second quarter of 2016.

“Operating margins in the quarter were 16.4 percent, and excluding restructuring costs of $3 million, 16.8 percent,” said Arnold. “The 2.8 percentage point increase in margin over the first quarter of 2017, excluding restructuring costs in both quarters, was due to incremental sales and the benefits from our restructuring program.

“We also closed our previously announced Eaton Cummins Automated Transmission Technologies joint venture on July 31,” said Arnold. “We’re pleased the JV closed on schedule and we’re looking forward to working with Cummins.”

Eaton is a power management company with 2016 sales of $19.7 billion. We provide energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton is dedicated to improving the quality of life and the environment through the use of power management technologies and services. Eaton has approximately 95,000 employees and sells products to customers in more than 175 countries. For more information, visit Eaton.com.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning third quarter and full-year 2017 operating earnings and net income per share. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; unanticipated changes in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; changes in tax laws or tax regulations; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the six months ended June 30, 2017 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended June 30		Six months ended June 30

(In millions except for per share data)	2017	2016	2017	2016
Net sales	$5,132	$5,080	$9,980	$9,893

Cost of products sold	3,450	3,419	6,760	6,710
Selling and administrative expense	902	897	1,787	1,789
Research and development expense	150	149	293	298
Interest expense - net	60	57	121	114
Other expense (income) - net	—	5	(15)	(13)
Income before income taxes	570	553	1,034	995
Income tax expense	54	61	86	100
Net income	516	492	948	895
Less net income for noncontrolling interests	(1)	(1)	(1)	—
Net income attributable to Eaton ordinary shareholders	$515	$491	$947	$895

Net income per share attributable to Eaton ordinary shareholders
Diluted	$1.15	$1.07	$2.10	$1.95
Basic	1.15	1.08	2.12	1.96

Weighted-average number of ordinary shares outstanding
Diluted	448.6	458.3	449.8	459.0
Basic	446.3	457.0	447.5	457.8

Cash dividends declared per ordinary share	$0.60	$0.57	$1.20	$1.14

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$515	$491	$947	$895
Excluding acquisition integration charges (after-tax)	—	1	1	1
Operating earnings	$515	$492	$948	$896

Net income per share attributable to Eaton ordinary shareholders - diluted	$1.15	$1.07	$2.10	$1.95
Excluding per share impact of acquisition integration charges (after-tax)	—	—	—	—
Operating earnings per ordinary share	$1.15	$1.07	$2.10	$1.95

See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended June 30		Six months ended June 30

(In millions)	2017	2016	2017	2016
Net sales
Electrical Products	$1,802	$1,784	$3,514	$3,464
Electrical Systems and Services	1,414	1,429	2,747	2,771
Hydraulics	633	589	1,220	1,140
Aerospace	437	447	865	892
Vehicle	846	831	1,634	1,626
Total net sales	$5,132	$5,080	$9,980	$9,893

Segment operating profit
Electrical Products	$314	$322	$611	$593
Electrical Systems and Services	194	178	349	337
Hydraulics	74	59	134	100
Aerospace	81	83	160	163
Vehicle	139	137	247	255
Total segment operating profit	802	779	1,501	1,448

Corporate
Amortization of intangible assets	(96)	(98)	(190)	(198)
Interest expense - net	(60)	(57)	(121)	(114)
Pension and other postretirement benefits expense	(11)	(13)	(22)	(27)
Other corporate expense - net	(65)	(58)	(134)	(114)
Income before income taxes	570	553	1,034	995
Income tax expense	54	61	86	100
Net income	516	492	948	895
Less net income for noncontrolling interests	(1)	(1)	(1)	—
Net income attributable to Eaton ordinary shareholders	$515	$491	$947	$895

See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
(In millions)
Assets
Current assets
Cash	$312	$543
Short-term investments	525	203
Accounts receivable - net	3,813	3,560
Inventory	2,393	2,254
Prepaid expenses and other current assets	444	381
Total current assets	7,487	6,941

Property, plant and equipment - net	3,530	3,443

Other noncurrent assets
Goodwill	13,478	13,201
Other intangible assets	5,410	5,514
Deferred income taxes	443	360
Other assets	1,007	960
Total assets	$31,355	$30,419

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$846	$14
Current portion of long-term debt	1,495	1,552
Accounts payable	1,885	1,718
Accrued compensation	338	379
Other current liabilities	1,745	1,822
Total current liabilities	6,309	5,485

Noncurrent liabilities
Long-term debt	6,264	6,711
Pension liabilities	1,578	1,659
Other postretirement benefits liabilities	364	368
Deferred income taxes	316	321
Other noncurrent liabilities	930	934
Total noncurrent liabilities	9,452	9,993

Shareholders’ equity
Eaton shareholders’ equity	15,552	14,897
Noncontrolling interests	42	44
Total equity	15,594	14,941
Total liabilities and equity	$31,355	$30,419

See accompanying notes.

EATON CORPORATION plc
NOTES TO THE SECOND QUARTER 2017 EARNINGS RELEASE

Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).

Note 1. NON-GAAP FINANCIAL INFORMATION

This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges for each business segment as well as corporate, each of which differs from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude certain transactions, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 2. ACQUISITION INTEGRATION CHARGES

Eaton incurs integration charges related to acquired businesses. A summary of these charges follows:

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges*
	Three months ended June 30
	2017	2016	2017	2016	2017	2016
Business segment
Electrical Products	$1	$1	$314	$322	$315	$323
Electrical Systems and Services	—	—	194	178	194	178
Hydraulics	—	—	74	59	74	59
Aerospace	—	—	81	83	81	83
Vehicle	—	—	139	137	139	137
Total business segments	1	1	$802	$779	$803	$780
Corporate	—	—
Total acquisition integration charges before income taxes	1	1
Income taxes	1	—
Total after income taxes	$—	$1
Per ordinary share - diluted	$—	$—

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

					Operating profit
	Acquisition		Operating profit		excluding acquisition
	integration charges		as reported		integration charges*
	Six months ended June 30
	2017	2016	2017	2016	2017	2016
Business segment
Electrical Products	$2	$1	$611	$593	$613	$594
Electrical Systems and Services	—	1	349	337	349	338
Hydraulics	—	—	134	100	134	100
Aerospace	—	—	160	163	160	163
Vehicle	—	—	247	255	247	255
Total business segments	2	2	$1,501	$1,448	$1,503	$1,450
Corporate	—	—
Total acquisition integration charges before income taxes	2	2
Income taxes	1	1
Total after income taxes	$1	$1
Per ordinary share - diluted	$—	$—

*Operating profit excluding acquisition integration charges is used to calculate operating margin where that term is used in this release.

Business segment acquisition integration charges in 2017 related to the integration of Ephesus Lighting, Inc. (Ephesus), which was acquired in 2015. The charges associated with Ephesus were included in Selling and administrative expense. Business segment acquisition integration charges in 2016 related to the integration of Ephesus and Oxalis Group Ltd. (Oxalis), which was acquired in 2015. The charges associated with Ephesus and Oxalis were included in Selling and administrative expense and Cost of products sold, respectively. In Business Segment Information, the charges reduced Operating profit of the related business segment.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1-440-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1-440-523-5127 (Investor Relations)